================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ________________


                                  SCHEDULE 13G

                                ________________



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*






                           SAIFUN SEMICONDUCTORS LTD.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                    M8233P102
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



                                DECEMBER 31, 2006
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



--------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]   RULE 13d-1(b)

[_]   RULE 13d-1(c)

[X]   RULE 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 2 of 20 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Parallel Fund Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 3 of 20 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 4 of 20 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Advent PGGM Gemini Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 5 of 20 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Partners Investors L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 6 of 20 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel III Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 7 of 20 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel III Overflow Fund Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 8 of 20 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel III Parallel Fund Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 9 of 20 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Capital Associates Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 10 of 20 Pages
===================                                          ===================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Capital Associates III Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 11 of 20 Pages
===================                                          ===================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel Funds Ltd.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 12 of 20 Pages
===================                                          ===================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Yossi Sela
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 13 of 20 Pages
===================                                          ===================


ITEM 1.

         (a) Name of Issuer:

             Saifun Semiconductors Ltd.

         (b) Address of Issuer's Principal Executive Offices:

             ELROD Building, 45 Hamelacha St., Sappir Industrial Park, Netanya 42504 Israel


ITEM 2.

         (a) Name of Person Filing:

             (1) Gemini Israel II Parallel Fund Limited Partnership ("GIPF");
             (2) Gemini Israel II Limited Partnership ("GI2");
             (3) Advent PGGM Gemini Limited Partnership ("Advent");
             (4) Gemini Partners Investors L.P. ("GPI");
             (5) Gemini Israel III Limited Partnership ("GI3"); and
             (6) Gemini Israel III Overflow Fund Limited Partnership
                 ("Overflow").; and
             (7) Gemini Israel III Parallel Limited Partnership ("Parallel");
                 and
             (8) Gemini Capital Associates Limited Partnership ("GPLP1"); and
             (9) Gemini Capital Associates III Limited Partnership ("GPLP2");
                 and
             (10) Gemini Israel Funds Ltd. ("GPGP"); and
             (11) Yossi Sela ("Sela")

             The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         (b) Address of Principal Business Office or, if none, Residence:

             The address of the principal business office of each of GIPF, GI2, Advent, GPI, GI3, Overflow, Parallel, GPLP1, GPLP2, GPGP and Sela is: 9 Hamenofim Street, Herzliya Pituach 46725 Israel

         (c) Citizenship:

             GIPF, Advent, GI3, Overflow, GPLP1 and GPLP2 and are limited partnerships organized under the laws of the State of Delaware. GI2, GPI and Parallel are limited partnerships organized under the laws of the Country of Israel. Sela is an Israeli citizen.

         (d) Title of Class of Securities: Ordinary Shares

         (e) CUSIP Number: M8233P102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
         NOT APPLICABLE

         (a) |_| Broker or dealer registered under section 15 of the Act
         (b) |_| Bank as defined in section 3(a)(6) of the Act
         (c) |_| Insurance company as defined in section 3(a)(19) of the Act
         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940
         (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1(ii)(E)

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 14 of 20 Pages
===================                                          ===================


         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
         (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j) |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)


ITEM 4.  OWNERSHIP

         N/A


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(j).


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A


ITEM 10. CERTIFICATION

         N/A

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 15 of 20 Pages
===================                                          ===================


SIGNATURE
---------

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:  February 1, 2007

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI ISRAEL II LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI PARTNERS INVESTORS L.P.

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI ISRAEL III LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 16 of 20 Pages
===================                                          ===================



GEMINI ISRAEL III OVERFLOW FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI ISRAEL III PARALLEL FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI ISRAEL FUNDS LTD.

     By:                *
         -----------------------------------




* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to the Power of Attorney previously filed with the Securities and Exchange Commission on February 9, 2006 and attached hereto as Exhibit 2.

/s/ Yossi Sela
------------------------
Yossi Sela
Individually and as Attorney-in-Fact

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 17 of 20 Pages
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Ordinary Shares of Saifun Semiconductors Ltd.

EXECUTED this 1st day of February, 2007.

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI ISRAEL II LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI PARTNERS INVESTORS L.P.

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI ISRAEL III LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 18 of 20 Pages
===================                                          ===================


GEMINI ISRAEL III OVERFLOW FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI ISRAEL III PARALLEL FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By:                *
         -----------------------------------



GEMINI ISRAEL FUNDS LTD.

     By:                *
         -----------------------------------





*By: /s/ Yossi Sela
     ---------------------------------------
     Yossi Sela
     Individually and as Attorney-in-Fact

This Schedule 13G was executed by Yossi Sela on behalf of the above indicated filers pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission on February 9, 2006 and said Power of Attorney is incorporated herein by reference, a copy of which is attached hereto as Exhibit 2.

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 19 of 20 Pages
===================                                          ===================

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yossi Sella and David Cohen, and each of them with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.


IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 2006.


GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------



GEMINI ISRAEL II LIMITED PARTNERSHIP

     By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------



ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------



GEMINI PARTNERS INVESTORS L.P.

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------



GEMINI ISRAEL III LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 20 of 20 Pages
===================                                          ===================



GEMINI ISRAEL III OVERFLOW FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------



GEMINI ISRAEL III PARALLEL FUND LIMITED PARTNERSHIP

     By: GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------



GEMINI CAPITAL ASSOCIATES, LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------



GEMINI CAPITAL ASSOCIATES III, LIMITED PARTNERSHIP

         By: GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         -----------------------------------



GEMINI ISRAEL FUNDS LTD.

     By: /s/ Yossi Sela
         -----------------------------------